EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

BRAUN CONSULTING, INC.

and

FAIR ISAAC CORPORATION

and

HSR ACQUISITION, INC.

Dated as of September 20, 2004

i

Exhibits

Exhibit A	Certificate of Incorporation of Acquisition
Exhibit B	Form of Employment Agreement for Steven J. Braun
Exhibit C	List of Key Employees

ii

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2004 (this “Agreement”), by and among BRAUN CONSULTING, INC., a Delaware corporation (the “Company”), FAIR ISAAC CORPORATION, a Delaware corporation (“Buyer”), and HSR ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition”) (the Company and Acquisition being sometimes hereinafter collectively referred to as the “Constituent Corporations”).

WITNESSETH:

     WHEREAS, the Boards of Directors of the Company, Buyer and Acquisition deem a merger of the Company and Acquisition pursuant to the terms hereof (the “Merger”) advisable and in the best interests of their respective corporations and their respective stockholders; the Boards of Directors of the Company, Buyer and Acquisition have, by resolutions duly adopted, approved this Agreement and the Merger and the Boards of Directors of the Company and Acquisition have directed that this Agreement and the Merger be submitted to a vote of the stockholders of their respective Constituent Corporations in accordance with the laws of the State of Delaware; and the Board of Directors of Buyer, being the sole stockholder of Acquisition, has approved this Agreement and the Merger in accordance with the laws of the State of Delaware; and

     WHEREAS, the Company, Buyer and Acquisition desire to effect the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained and for the purpose of prescribing the terms and conditions of the Merger, the manner and basis of converting shares of capital stock of the Company into cash, the manner and basis of converting outstanding options to acquire shares of capital stock of the Company into options to acquire shares of capital stock of Buyer, and such other provisions as are deemed necessary or desirable, the parties agree that the Merger shall be effected on the terms and subject to the conditions set forth below and in accordance with the applicable laws of the State of Delaware.

ARTICLE I

THE MERGER

     1.01 The Merger. At the Effective Time (as defined in Section 1.03 hereof), and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “Delaware Law”), Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), the name of which shall be Fair Isaac Consulting, Inc.

     1.02 Surviving Corporation. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

     1.03 Effective Time of the Merger. As soon as practicable on the Closing Date (as defined in Section 4.01 hereof), the Company and Acquisition shall execute in the manner required by the Delaware Law and deliver for filing to the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger as required by Delaware Law (the “Certificate of Merger”). The Merger shall become effective at the time the Certificate of Merger is accepted for filing with the Secretary of State of the State of Delaware or at such later time as is set forth in the Certificate of Merger, and the term “Effective Time” shall mean the date and time when the Merger shall become effective.

     1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Certificate of Incorporation of Acquisition, a copy of which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Delaware, except that, from and after the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

“ARTICLE I

The name of this Corporation is Fair Isaac Consulting, Inc.”

     (b) The By-Laws of Acquisition in effect immediately prior to the Effective Time shall be deemed, by virtue of the Merger and without further action by the stockholders or directors of the Surviving Corporation or Acquisition, to be the By-Laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Delaware.

     1.05 Board of Directors and Officers of the Surviving Corporation. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the By-Laws of the Surviving Corporation. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

     1.06 Conversion of Shares. The manner and basis of converting the shares of each of the Constituent Corporations shall be as follows:

     (a) At the Effective Time, each share of common stock of the Company, par value $.001 per share (the “Company Common Stock”), which is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.07 hereof), and (ii) shares of Company Common Stock held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive (as provided in Section 1.09(a) hereof) $2.34 in cash (the “Merger Consideration”), prorated for fractional shares, if any, subject to the terms of the Employment Agreement (as defined in Section 3.01(g) hereof) in the case of shares of Company Common Stock held by Steven J. Braun.

     (b) At the Effective Time, each share of common stock of Acquisition, par value $.001 per share, which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

     (c) At the Effective Time, each share of Company Common Stock held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company immediately prior to the Effective Time and each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and cease to exist at and after the Effective Time, and no payment shall be made with respect thereto.

     1.07 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal (“Dissenting Shares”) shall not be converted into or represent a right to receive a cash payment pursuant to Section 1.06(a) hereof, but the holder shall only be entitled to such rights as are granted by the Delaware Law. If a holder of shares of Company Common Stock who demands appraisal of those shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever occurs later, those shares shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.06(a) hereof, without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.09 hereof. The Company shall give Buyer (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to stockholders’ rights of appraisal, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     1.08 Stock Options.

     (a) Each option to purchase Company Common Stock (a “Company Option”) that was granted under any employee or director stock option or compensatory plan or other arrangement with the Company prior to the Effective Time, whether or not exercisable at the Effective Time, and which remains outstanding immediately prior to the Effective Time, shall be assumed by Buyer, shall cease to represent a right to acquire shares of Company Common Stock and shall be appropriately adjusted and converted, at the Effective Time, into an option to acquire Buyer Common Stock (the “Buyer Option”) under the applicable stock option plan of the Company (all of which plans shall be assumed by Buyer at the Effective Time) in accordance with this Section 1.08(a). The Buyer Option shall entitle the holder to purchase from Buyer that number of whole shares of common stock of Buyer, par value $.01 per share (the “Buyer Common Stock”), equal to the product of the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by 0.0836, rounded down to the nearest whole number of shares of Buyer Common Stock, and the per share exercise price for the shares of Buyer Common Stock issuable upon exercises of such substituted Buyer Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by 0.0836, rounded up to the nearest whole cent; provided, however, that in the case of any Option to which Section 421 of the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto (the “Code”) applies by reason of its qualification under Section 422 of the Code, the option exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code so as not to constitute a “modification” of such option.

     (b) As promptly as practical after the Effective Time, Buyer shall issue to each holder of a Company Option a written instrument evidencing the substitution by Buyer of such Buyer Option.

     (c) It is the intention of the parties that the Buyer Options substituted by Buyer for Company Options in accordance with Section 1.08(a) hereof qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options prior to the Effective Time; provided, however, that Buyer is relying solely upon the Company’s representations as to whether or not the Company Options qualify as incentive stock options, and Buyer shall not be responsible to the optionee or any other person if such determination is alleged or proves to be incorrect.

     (d) Promptly following the Closing of the Merger, the Buyer shall (i) register on Form S-8 the issuance of shares of Buyer Common Stock that may be acquired upon exercise by holders of Buyer Options, and (ii) file an additional listing application, or similar form of notice, to list for quotation on the New York Stock Exchange the Buyer Common Stock that may be acquired upon exercise by holders of Buyer Options. So long as any of the Buyer Options remain outstanding, Buyer shall (i) use commercially reasonable efforts to maintain the effectiveness of the registration statement, and (ii) administer such Buyer Options in accordance with Rule 16b-3 under the Exchange Act.

     1.09 Payment for Shares.

     (a) At or before the Effective Time, Buyer shall, or Buyer shall require Acquisition to, deposit in immediately available funds with Mellon Investor Services LLC, or any other disbursing agent selected by Buyer that is organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $100,000,000 (the “Disbursing Agent”), an amount equal to the product (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company), prorated for fractional shares, times (ii) the Merger Consideration; less the amount to be held back from Steven J. Braun pursuant to the terms of the Employment Agreement (such product, net of such deduction, being hereinafter referred to as the “Fund”). Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Company Common Stock, make the payments referred to in Section 1.06(a) hereof, subject to the requirements of paragraph (b) of this Section 1.09. At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in discharge of any obligations of the Surviving Corporation pursuant to Section 262 of the Delaware Law, to holders of Company Common Stock who have exercised dissenters’ rights pursuant to Section 262 of the Delaware Law and have not subsequently withdrawn or lost such rights as long as the payment from the Fund with respect to any Dissenting Share does not exceed the Merger Consideration. The Disbursing Agent shall invest portions of the Fund as Buyer or the Surviving Corporation directs, provided that substantially all such investments shall be held as cash or in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital, surplus and undivided profits exceeding $100,000,000 (collectively, “Permitted Investments”), or in money market funds which are invested solely in Permitted Investments; provided that no such investment or loss thereon shall affect the amounts payable to the Company’s stockholders pursuant to this Article I. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Buyer, and shall be remitted from time to time by the Disbursing Agent upon the request of Buyer. Any amount remaining in the Fund after six months after the Effective Time may be refunded to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to Section 1.06(a) hereof and Section 262 of the Delaware Law.

     (b) As soon as practicable after the Effective Time (and in no event later than five (5) business days following the Effective Time), Buyer shall cause the Disbursing Agent to mail to each holder of record (other than Buyer or Acquisition or any other direct or indirect subsidiary of Buyer or the Company) of a certificate or certificates (a “Certificate” or “Certificates”) which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than those holders who have exercised dissenters’ rights pursuant to Section 262 of the Delaware Law and have not subsequently withdrawn or lost such rights), a letter of transmittal (the “Letter of Transmittal”) in a form approved by Buyer and the Company (such approval not to be unreasonably withheld, delayed or conditioned) for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates and to receive cash for each of such holder’s shares of Company Common Stock pursuant to Section 1.06(a) hereof. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of such Certificate or Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such Certificate or Certificates together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the persons entitled thereto, the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of the amounts determined by multiplying (i) the number of shares of Company Common Stock represented by the Certificate or Certificates so surrendered (prorated for fractional shares) by (ii) the Merger Consideration. All of the foregoing payments shall be subject to any required withholding of taxes by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in whose name the Certificate or Certificates surrendered are registered, it shall be a condition of payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. Notwithstanding the foregoing, in no event shall the Disbursing Agent pay the amount held back from Steven J. Braun pursuant to the Employment Agreement which amount shall only be paid, if and when due, by Buyer pursuant to the terms of the Employment Agreement.

     (c) In the event any such Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 1.09(b) hereof but for failure to deliver such Certificate or Certificates to the Disbursing Agent shall nevertheless be paid to such person, provided that either the Surviving Corporation or the Disbursing Agent may, in its sole discretion and as a condition precedent to such payment, require such person to give Buyer, the Surviving Corporation and the Disbursing Agent a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and the Disbursing Agent and, if deemed advisable in the reasonable discretion of the Surviving Corporation or the Disbursing Agent, a bond in such sum as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be had against Buyer, the Surviving Corporation or the Disbursing Agent with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

     1.10 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including without limitation fractional shares) shall be canceled and cease to exist, and each holder of a Certificate or Certificates that represented shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the shares of Company Common Stock represented by such Certificate or Certificates, except for the right to surrender such holder’s Certificate or Certificates in exchange for the payment provided pursuant to Section 1.06(a) hereof or to perfect such holder’s right to receive payment for such holder’s shares pursuant to Section 262 of the Delaware Law and Section 1.07 hereof if such holder has validly exercised and not withdrawn or lost such holder’s right to receive payment for such holder’s shares pursuant to Section 262 of the Delaware Law, and no transfer of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

ARTICLE II

COVENANTS, CONDUCT AND TRANSACTIONS PRIOR
TO THE EFFECTIVE TIME

     2.01 Operation of Business of the Company Between the Date of this Agreement and the Effective Time. Except as set forth in the appropriate section of the Disclosure Schedule (as defined in Section 2.01(d)(i) hereof) or as permitted by the terms of this Agreement, from the date of this Agreement through the earlier of termination of this Agreement or the Effective Time:

     (a) The Company shall use its commercially reasonable efforts to preserve intact in all material respects its business organization, assets and technology and those of its subsidiaries, to maintain its rights and franchises and those of its subsidiaries, to keep available to itself and to the Surviving Corporation the services of the present officers and key employees of the Company and its subsidiaries, and use commercially reasonable efforts to preserve for itself and for the Surviving Corporation the present relationships of the

Company and its subsidiaries with persons having significant business dealings with the Company or any of its subsidiaries.

     (b) The Company shall, and shall cause each of its subsidiaries to, except as otherwise consented to in writing by Buyer, conduct its business and operations in the ordinary course consistent with past practice.

     (c) Except as required in connection with the Merger or as otherwise consented to in writing by Buyer, the Company shall not:

          (i) amend its Certificate of Incorporation or By-Laws;

          (ii) increase or decrease the number of authorized shares of its capital stock, as set forth in Section 6.01(b) hereof;

          (iii) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

          (iv) purchase, redeem or cancel for value, or permit any of its subsidiaries to purchase, redeem or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of the Company or any of its subsidiaries or any Company Options or other rights to purchase any such capital stock or other equity securities or any other securities convertible into or exchangeable for any such capital stock or other equity securities;

          (v) declare, set aside or pay, or permit any of its subsidiaries to declare, set aside or pay, any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock or other equity securities; or

          (vi) designate any class or series of shares of its preferred stock, par value $.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, herein collectively called the “Company Stock”).

     (d) The Company shall not and shall not permit any of its subsidiaries to, except as otherwise consented to in writing by Buyer:

          (i) issue, grant, sell or pledge any shares of capital stock or other equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of the Company Options described in Section 6.01(b) of the Disclosure Schedule of the Company dated the date hereof, a copy of which has been delivered to Buyer (the “Disclosure Schedule”), in accordance with their terms) or any options, warrants or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock or other similar rights based upon the value of any such capital stock or other equity securities, or reprice any Company Options;

          (ii) purchase, lease or otherwise acquire (including without limitation acquisitions by merger, consolidation or stock or asset purchase) any assets or properties, other than those the fair value of which does not exceed $25,000 individually or $50,000 in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;

          (iii) sell, lease, encumber, mortgage or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

          (iv) waive, release, grant or transfer any rights of value or modify or change in any respect any existing license, contract or other document or agreement, other than in the ordinary course of business consistent with past practice and in a manner that is not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any change or effect, or any event, occurrence, state of facts or development (any such item, an “Effect”), that is materially adverse to the business, operations, results of operations, properties, assets, liabilities or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect: (A) any change in the market price or trading volume of the Company Common Stock after the date hereof, (B) any Effect to the extent resulting from compliance with the terms of, or the taking of any action required by, this Agreement, (C) any Effect resulting from the announcement or pendency of the Merger (including, without limitation, to the extent resulting from the announcement or pendency of the Merger, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions, (E) any Effect that results from changes affecting the United States economy generally, (F) any Effect that results from changes affecting any of the industries in which the Company operates generally, (G) any Effect that results from changes in laws after the date hereof, (H) any Effect that results from changes in generally accepted accounting principles after the date thereof, or (I) any Effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism (except to the extent, in the case of clauses (F) and (I) above, of such Effects that have a materially disproportionate adverse effect on the Company as compared to any other company that competes in the Company’s industry);

          (v) incur any indebtedness for money borrowed other than indebtedness of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiaries, or incur any purchase money indebtedness for fixed assets or enter into any capitalized lease;

          (vi) incur any other liability or obligation (except of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by the Company with respect to the obligations of its wholly-owned subsidiaries or by a subsidiary with respect to the obligations of the Company or its other wholly-owned subsidiaries);

          (vii) except as otherwise required by this Agreement, enter into any new employee benefit plan, program or arrangement, or any new employment, severance or consulting agreement, amend any existing employee benefit plan, program or arrangement, or any existing employment, severance or consulting agreement, pay any retention, “stay,” transaction or other bonuses in connection with the transactions contemplated by this Agreement (including without limitation under existing discretionary bonus arrangements or pools), or grant any increases in compensation or benefits or enter into any new employment agreements other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice;

          (viii) enter into, extend, renew, modify or amend any collective bargaining agreement, or enter into any substantive negotiations with respect thereto without keeping Buyer informed thereof and, subject to any applicable legal restrictions, obtaining Buyer’s prior approval before proposing any terms or changes in terms, which approval shall not be unreasonably withheld;

          (ix) enter into any other material transaction, other than in the ordinary course of business consistent with past practices;

          (x) make any tax election, settle or compromise any material federal, state, local or foreign income tax liability, file any federal, state, local or foreign income tax return without affording Buyer a reasonable opportunity to review and comment on such return, or take any position on any matter in any federal, state, local or foreign income tax return (except to the extent it is legally or contractually required to do so) as to which Buyer has reasonably objected prior to the filing of such return;

          (xi) change any accounting principles used by it, unless required by generally accepted accounting principles;

          (xii) settle any litigation, proceedings or claims other than those arising in the ordinary course of business the settlement of which is not reasonably likely to have a Material Adverse Effect;

          (xiii) enter into any agreement with any affiliate of the Company or any Associate (as hereinafter defined) other than agreements solely between the Company and one or more of its wholly-owned subsidiaries or between two or more of the Company’s wholly-owned subsidiaries; or

          (xiv) except as permitted therein, enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     2.02 Stockholders’ Meeting; Proxy Material.

     (a) Subject to Section 2.03 hereto, the Company shall cause a special meeting of its stockholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger. Subject to the applicable provisions of Sections 2.03(b), 5.01(e) and 7.05 hereof, the Board of Directors of the Company shall recommend to the stockholders of the Company in the Proxy Statement (as hereinafter defined) that they vote in favor of approval of this Agreement and the Merger, and the Company shall solicit proxies in connection with such meeting in favor of such approval and shall otherwise use its commercially reasonable efforts to secure the approval of the stockholders of the Company required to effect the Merger under applicable law. Simultaneously with the execution of this Agreement, Steven J. Braun has entered into a Voting Agreement dated the date hereof (the “Voting Agreement”) with Buyer, pursuant to which, among other agreements, he has granted to Charles M. Osborne and Andrea M. Fike, with full power of substitution, an irrevocable proxy (the “Irrevocable Proxy”) to vote all shares of Company Common Stock held of record by such stockholder (or over which such stockholder has voting power, by contract or otherwise) to approve this Agreement and the Merger.

     (b) The Company will prepare, and file with the Securities and Exchange Commission (the “SEC”), a proxy statement (such proxy statement, together with any amendments thereof or supplements thereto, being herein called the “Proxy Statement”), together with a form of proxy, with respect to the stockholders meeting described in Section 2.02(a) hereof as soon as reasonably practicable after the execution of this Agreement and in any event not later than twenty days following the date hereof. The Company (i) shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required, (ii) shall as soon as reasonably practicable thereafter mail the Proxy Statement to the stockholders of the Company, and (iii) shall otherwise comply in all material respects with all applicable legal requirements in respect of such meeting. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the

SEC, the Company shall provide reasonable opportunity for Buyer to review and comment upon the contents of the Proxy Statement and shall not include therein any information to which counsel to Buyer shall reasonably object or omit therefrom any information which counsel to Buyer shall reasonably request (unless, in the case of such inclusion or omission, counsel to the Company shall reasonably determine that such information should be included or omitted consistent with applicable legal principles). The Buyer will provide the Company with any information that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.02. If at any time prior to the meeting of the stockholders of the Company contemplated by Section 2.02(a) hereof, any event relating to the Company or any of its subsidiaries, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly so inform Buyer.

     (c) Subject to the applicable provisions of Sections 2.03, 5.01 and 7.05 hereof, the Board of Directors of the Company shall not withdraw or qualify, or propose to withdraw or qualify, the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger. Nothing contained in this Section 2.02(c) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     2.03 No Shopping.

     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not and shall not authorize or permit any of its officers, directors, employees, financial advisors, representatives, agents, subsidiaries or affiliates to, directly or indirectly:

          (i) solicit, seek, initiate or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, an Acquisition Proposal (as defined in this Section 2.03);

          (ii) engage in discussions or negotiations with any person or group other than Buyer or its affiliates (a “Third Party”) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records or personnel of the Company or any of its subsidiaries, to any Third Party that is considering making, or has made, any Acquisition Proposal; or

          (iii) agree to or recommend any Acquisition Proposal;

provided, however, that nothing contained in this Section 2.03(a) shall prevent the Company from (A) furnishing non-public information or affording access to the properties, books, records or personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written

Acquisition Proposal by such Third Party if and only to the extent (1) the Company has complied in all material respects with this Section 2.03, (2) the Board of Directors of the Company, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company’s financial and legal advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as hereinafter defined), and (3) prior to furnishing such non-public information or affording such access to the properties, books, records and personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated as of July 28, 2004, by and between Buyer and the Company (the “Confidentiality Agreement”); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company agrees not to release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Board of Directors of the Company, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company’s financial and legal advisors) that such action is advisable. For purposes of this Agreement, “Acquisition Proposal” means a proposal or offer for (A) a merger, consolidation or business combination involving the Company or any of its subsidiaries, (B) a sale of assets of the Company and its subsidiaries, taken as whole (other than the sale or other disposition in the ordinary course of business consistent with past practice), of more than twenty-five percent (25%) of the assets of the Company and its subsidiaries as a whole, or (C) a sale of shares of capital stock of the Company or any of its subsidiaries (including without limitation by way of a tender offer) or any similar transaction involving the Company or any of its subsidiaries relating to more than twenty-five percent (25%) of the total outstanding voting securities of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement; and “Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party that was not solicited by the Company in violation of this Agreement and that, in the good faith judgment of the Board of Directors of the Company, taking into account, to the extent deemed appropriate by the Board of Directors of the Company, the various legal, financial and regulatory aspects of the Acquisition Proposal and the person or group making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, would result in a transaction that is more favorable to the Company’s stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement..

     (b) If the Board of Directors of the Company determines in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial and legal advisors) to recommend or approve a Superior Proposal, then the Company shall, at least four business days prior thereto, give Buyer written notice thereof containing all material terms and conditions of the Superior Proposal and furnish Buyer with a copy of all written materials and information delivered or made available to the Third Party making the Superior Proposal and shall afford a reasonable opportunity to Buyer within such four business day period to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to maintain its recommendation of this Agreement and the Merger to the stockholders of the Company and enable the Company to proceed with the Merger on such adjusted terms, and such Superior Proposal shall not be recommended or approved by the Board of Directors of the Company nor shall any notice of termination of this Agreement be given by the Company pursuant to Section 5.01(e) hereof in connection therewith if Buyer submits to the Company during such four business day period a legally binding, executed offer to enter into an amendment to this Agreement within such four business day period reflecting such adjustments unless the Board of Directors of the Company shall have determined in good faith (after consultation with the Company’s financial and legal advisors) that the transactions contemplated herein as modified by the amendment to this Agreement that Buyer has agreed to enter into during such four business day period would not, if consummated, result in a transaction that is at least as favorable to the Company’s stockholders (in their capacity as stockholders) from a financial point of view as such Superior Proposal. Notwithstanding anything to the contrary stated herein, the Board of Directors of the Company may not recommend, approve or accept a Superior Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 5.01(e) hereof and, concurrently with such termination, makes the payments required by Section 7.05(b) hereof.

     (c) The Company shall notify Buyer promptly (but in no event later than the next business day) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records or personnel of the Company or any of its subsidiaries, by any Third Party that is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such Acquisition Proposal or request (including, without limitation, the identity of the Third Party making such Acquisition Proposal or request). The Company shall continue to keep Buyer promptly informed of the ongoing status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed or negotiated (including changes or amendments thereto).

     2.04 Access to Information. Subject to applicable law and the Confidentiality Agreement, the Company will give Buyer, and its counsel, financial advisors, auditors and other authorized representatives, reasonable access to the offices (including a work area for the use of Buyer and its authorized representatives), properties, personnel, books and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the personnel, counsel, financial advisors and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Buyer and each such representative in its investigation of the business of the Company and its subsidiaries. Any investigation pursuant to this Section 2.04 shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of the Company. No investigation pursuant to this Section 2.04 shall affect any representation or warranty given by the Company to Buyer and Acquisition hereunder or unreasonably interfere with the operations of the Company and its subsidiaries. Subject to the requirements of applicable law, the Company will confer from time to time with Buyer at Buyer’s reasonable request to discuss the status of the operations of the Company and its subsidiaries.

     2.05 Amendment of Company’s Employee Plans. The Company will, effective at or, at the election of Buyer, immediately prior to the Effective Time, cause any Employee Plans (as hereinafter defined) which it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting the Employee Plans to continue to operate in conformity with the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations adopted pursuant thereto (“ERISA”), and the Code, subsequent to the Merger, and will take any actions necessary to terminate, effective at or, at the election of Buyer, immediately prior to the Effective Time, any Employee Plans that Buyer requests to be terminated.

     2.06 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions set forth in Article III hereof are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

     2.07 Consents. Each of the parties hereto shall use its commercially reasonable efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement.

     2.08 Public Announcements. Except as hereinafter provided in this Section 2.08, Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements prior to the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party, which consent will not be unreasonably withheld or delayed. Nothing stated herein shall prohibit any party from making a press release or other statement required by law or by securities exchange rules on which the Company Common Stock or Buyer Common Stock is listed if the party making the disclosure has first consulted with the other parties hereto.

     2.09 Notification of Certain Matters. The Company will give prompt notice, as soon as reasonably practicable, to Buyer of the occurrence or nonoccurrence of any event, circumstance or condition (a) which has had or is reasonably likely to have a Material Adverse Effect, (b) which has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, or (c) which has caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 2.09 will not limit or otherwise affect the rights or remedies of Buyer or Acquisition under this Agreement.

     2.10 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Effective Time.

     2.11 Section 16 Matters. Prior to the Effective Time, Buyer and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     2.12 Acquisition Compliance. Buyer shall cause Acquisition to comply with all of Acquisition’s obligations under or relating to this Agreement. Acquisition shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby.

ARTICLE III

CONDITIONS OF MERGER

     3.01 Conditions to the Obligations of Buyer and Acquisition to Effect the Merger. The obligations of Buyer and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Section 3.01(b) hereof) may be waived in writing by Buyer:

     (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of the Company contained in (a) Section 6.01 of this Agreement (except as otherwise provided in clause (b) below) shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time (except for those representations and warranties that speak as of a specified time, which shall be true and correct as of such specified time), except to the extent that any and all inaccuracies in any such representations and warranties (i) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement, and (b) the first sentence of Section 6.01(a) hereof, in Section 6.01(b) hereof and in the first three sentences of Section 6.01(c) hereof shall be true and correct in all material respects as of the date of this

Agreement and immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time (except for those representations and warranties that speak as of a specified time, which shall be true and correct in all material respects as of such specified time). Notwithstanding the foregoing, solely for purposes of the exceptions set forth in clauses (a) and (b) above, any representation or warranty in Section 6.01 hereof that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier were not present. The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time. Buyer and Acquisition shall have received a certificate signed on behalf of the Company by an appropriate executive officer of the Company to the effects set forth in this Section 3.01(a) and Sections 3.01(d) and 3.01(h) hereof.

     (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been approved by the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and By-Laws.

     (c) Absence of Litigation, Injunctions. There shall not be instituted or pending any suit, action, or other proceeding (or any investigation or other inquiry that would be reasonably expected to result in such an action or proceeding) brought by any governmental or other regulatory or administrative agency or commission which is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions, and there shall not be in effect any injunction, preliminary restraining order or other writ, order, judgment or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

     (d) Absence of Material Adverse Effect. There shall not have been, since the date of this Agreement (i) any damage, destruction or loss, whether covered by insurance or not, that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (ii) any suit, action, investigation, inquiry or other proceeding brought by or before any court, arbitrator or governmental or other regulatory or administrative agency or commission which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (iii) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (e) Consents. The Company shall have obtained in writing all consents from, and shall have given in writing all notices to, all federal, state, local and foreign governmental authorities and all private persons necessary to permit the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby without violating any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, or resulting in a breach of, or constituting a default or an event which, with the passage of time or the giving of notice or both, would constitute a default, giving rise to a right of termination, cancellation or acceleration, creating any entitlement to any payment or benefit, or resulting in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries under, any instrument, contract or agreement to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets may be bound, except where the failure to have obtained any such consent, or the failure to have given any such notice, would not be reasonably likely to have a Material Adverse Effect and would not impair the Company’s ability to consummate the Merger or the other transactions contemplated hereby. In addition, the Company or Acquisition shall have obtained all governmental licenses, permits, approvals and certificates necessary in order for the Surviving Corporation and its subsidiaries to conduct their business after the Effective Time in substantially the same manner as the business of the Company and its subsidiaries was conducted prior to the Effective Time, except for those governmental licenses, permits, approvals and certificates the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect.

     (f) Dissenting Shares. The holders of not more than 7.5% of the issued and outstanding Company Common Stock shall have taken such action prior to or at the time of the stockholders’ vote on the Merger as is necessary as of that time to entitle them to the statutory dissenters’ rights referred to in Section 1.07 hereof.

     (g) Employment Agreements, Key Employees. Steven J. Braun shall have entered into an employment agreement with Acquisition, substantially in the form of Exhibit B hereto. In addition, each of the individuals listed on Exhibit C hereto shall be a full-time employee of the Company and shall not have given the Company or any of its subsidiaries notice of an intention to resign such full-time employment.

     (h) Pro Forma Consulting Revenue. Pro forma revenue from consulting engagements, excluding expense reimbursements, of the Company and its subsidiaries, taken as a whole, for the three month period ending on the last day of the calendar month immediately preceding the Closing Date, as measured in accordance with the pro forma percentage of completion methodology consistently applied by the Company (the “Pro Forma Consulting Revenue”), will be equal to not less than ninety percent (90%) of the Company’s revenue from consulting engagements, excluding expense reimbursements, taken as a whole, for the three month period ending on September 30, 2004, as measured in accordance with generally accepted accounting principles as consistently applied by the Company (“Consulting Revenue Base”). The Company shall provide Buyer with a statement showing its calculations of the Pro Forma Consulting Revenue and Consulting Revenue Base in reasonable detail, together with any supporting materials reasonably requested by Buyer, as soon as practicable and in any event by no later than three (3) business days prior to the Closing Date.

     (i) Working Capital Balance. The balance of the Company’s working capital (current assets less current liabilities), excluding the effect of transaction and severance costs of the Merger to the extent they would otherwise be included in such calculation, as measured in accordance with generally accepted accounting principles as consistently applied by the Company (the “Working Capital Balance”), shall be at the close of business on the last day of the calendar month immediately preceding the Closing Date, not less than $16,500,000 if such last day of the month shall be on September 30, 2004; $16,250,000 if such last day of the month shall be on October 31, 2004; $16,000,000 if such last day of the month shall be on November 30, 2004; or $15,750,000 if such last day of the month shall be on December 31, 2004 or on the last day of any calendar month thereafter. The Company shall provide Buyer with a statement showing its calculation of the Working Capital Balance in reasonable detail, together with any supporting materials reasonably requested by Buyer, as soon as practicable following the end of each calendar month and in any event by no later than the second business day prior to the Closing Date.

     (j) Financial Advisor Fees and Expenses. The total fees due to Robert W. Baird & Co. Incorporated from the Company in connection with the Merger, including, without limitation, all fees for financial advisory services and for rendering a fairness opinion, shall not exceed $700,000.00. Robert W. Baird & Co. Incorporated shall also be entitled to an amount for reasonable out-of-pocket expenses incurred in connection with its services to the Company; provided that such amount shall not exceed $25,000.00 without the prior written consent of Buyer.

     3.02 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Section 3.02(b) hereof) may be waived in writing by the Company:

     (a) Accuracy of Representations and Warranties, Compliance with Covenants. The representations and warranties of Buyer and Acquisition contained in Section 6.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time, except to the extent that any and all inaccuracies in any such representations or warranties are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement. Each of Buyer and Acquisition shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Buyer by an appropriate executive officer of Buyer to the effects set forth in this Section 3.02(a).

     (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been approved by the stockholders of the Company by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and By-Laws.

     (c) Absence of Litigation, Injunctions. There shall not be instituted or pending any suit, action, investigation, inquiry or other proceeding brought by any governmental or other regulatory or administrative agency or commission which is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions, and there shall not be in effect any injunction, preliminary restraining order or other writ, order, judgment or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

ARTICLE IV

CLOSING

     4.01 Time and Place. Subject to the provisions of Article V, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Faegre & Benson LLP, at a time and date to be specified by the parties, which shall be no later than the next business day after the satisfaction or waiver of the conditions set forth in Article III, or at such other place or at such other time as Buyer and the Company may mutually agree upon for the Closing to take place. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

     4.02 Deliveries at the Closing. Subject to the provisions of Articles III and V hereof, at the Closing:

     (a) there shall be delivered to Buyer, Acquisition and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article III hereof;

     (b) Acquisition and the Company shall cause the Certificate of Merger to be filed as provided in Section 1.03 hereof and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective; and

     (c) subject to the rights of the Surviving Corporation to receive a refund of amounts remaining in the Fund six months after the Effective Time under Section 1.09 hereof, Buyer or Acquisition shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.09 hereof.

ARTICLE V

TERMINATION AND ABANDONMENT

     5.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or, except as otherwise provided in Section 5.01(e) hereof, after approval of this Agreement and the Merger by the stockholders of the Company:

     (a) by mutual written consent of Buyer and the Company;

     (b) by Buyer or the Company, if the Merger shall not have been consummated on or before January 31, 2005, which date may be extended by mutual agreement of Buyer and the Company; provided, however, that the right to terminate this Agreement under this Section 5.01(b) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the date this Agreement is sought to be terminated pursuant to this clause (b);

     (c) (i) by Buyer or Acquisition, if any of the conditions set forth in Section 3.01 hereof shall become impossible to fulfill other than for reasons totally within the control of Buyer or Acquisition, and shall not have been waived in writing by Buyer, or (ii) by the Company or Buyer, if the stockholders of the Company shall fail to approve this Agreement and the Merger by the vote required by the Delaware Law and the Company’s Certificate of Incorporation and By-Laws at the first meeting of stockholders called for that purpose or any adjournment thereof;

     (d) by the Company, if any of the conditions set forth in Section 3.02 hereof shall become impossible to fulfill other than for reasons totally within the control of the Company, and shall not have been waived in writing by the Company;

     (e) by the Company at any time prior to approval of this Agreement and the Merger by the stockholders of the Company, concurrently with the recommendation or approval by the Board of Directors of the Company of a Superior Proposal; provided, however, that (i) the Board of Directors of the Company shall have determined in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial and legal advisors) to recommend or approve such Superior Proposal, (ii) at all times prior to such termination the Company shall have complied with Section 2.03 hereof, and (iii) no termination shall be permitted pursuant to this Section 5.01(e) unless, prior to or simultaneously with such termination, the payments provided for in Section 7.05(b) hereof are made to Buyer; or

     (f) by Buyer, (i) if (A) the Company fails to call or hold the special meeting of stockholders provided for in Section 2.02(a) hereof, to solicit proxies in connection with such special meeting in favor of approval of this Agreement and the Merger, or to conduct the vote to approve this Agreement and the Merger at such special meeting or any adjournment thereof, or (B) the Board of Directors of the Company fails to recommend approval of this Agreement or the Merger to the Company’s stockholders, withdraws, qualifies or modifies (in a manner adverse to Buyer) such recommendation or its approval of this Agreement or the Merger once given, or (C) the Board of Directors of the Company or any committee thereof accepts, recommends or approves, or makes a determination to accept, recommend or approve, an Acquisition Proposal, or (D) the Company enters into any agreement for consummation of an Acquisition Proposal, whether or not, in the case of any of clause (A), (B), (C) or (D), as a result of the exercise by the Board of Directors of the Company or any committee thereof of its fiduciary duties, or (ii) if the Company breaches Section 2.03 of this Agreement.

     5.02 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or Buyer pursuant to Section 5.01 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in Sections 6.01(o), 6.02(d) and 7.05 hereof or except with respect to a material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

     6.01 Representations and Warranties of the Company. Except as set forth in the appropriate section of the Disclosure Schedule, the Company represents and warrants to Buyer and Acquisition, and their respective successors and assigns, as follows:

     (a) Corporate Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is incorporated in Delaware and each of its subsidiaries is incorporated in the jurisdiction set forth opposite its name in Section 6.01(a) of the Disclosure Schedule. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has prior to the date hereof delivered to Buyer a certified copy of its Certificate of Incorporation and its By-Laws and copies of all similar organizational documents of its subsidiaries. Each such copy is complete and correct.

     (b) Capitalization. The authorized capital stock of the Company at the date hereof consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. On the date hereof, 17,226,886 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held in the treasury of the Company. None of the shares of Company Preferred Stock have been designated as to class or series, and none of the shares of Company Preferred Stock are issued and outstanding or held in treasury by the Company. Except as set forth above in this Section 6.01(b), the Company has no other issued or outstanding shares of capital stock. There are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except for Company Options to purchase up to an aggregate of 2,261,410 shares of Company Common Stock. There are no outstanding stock appreciation rights, phantom stock rights, performance shares or other similar rights based upon the value of the Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries. Section 6.01(b) of the Disclosure Schedule lists for each of the Company Options the person holding such security, the number of shares of Company Common Stock presently subject to such security, the present exercise price of such security, and the expiration date of such security. All of the outstanding shares of capital stock or other equity securities of the Company and its subsidiaries are validly issued, fully paid and nonassessable. Section 6.01(b) of the Disclosure Schedule sets forth the name of each subsidiary of the Company and the percentage of the outstanding capital stock or other equity securities of such subsidiary owned, directly or indirectly, by the Company. All of such capital stock or other equity securities are owned, directly or indirectly, by the Company free and clear of all restrictions and encumbrances other than restrictions on transfer imposed by federal and state securities laws. The Company owns no other equity securities of or equity interest in any other entity. None of the outstanding shares of capital stock or other equity securities of the Company or any of its subsidiaries or the Company Options were granted in violation of preemptive or similar rights. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company.

     (c) Authority. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and effectively authorized by the Board of Directors of the Company, and, except for approval of this Agreement and the Merger by the stockholders of the Company as provided in Section 3.01(b) hereof, no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Buyer and Acquisition set forth in Section 6.02(b) hereof, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity). Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, (i) will conflict with or result in a breach of the Certificate of Incorporation or By-Laws or similar organizational documents, as currently in effect, of the Company or any of its subsidiaries, or (ii) require the consent or approval of, or any filing with, any governmental authority having jurisdiction over any of the business or assets of the Company or any of its subsidiaries, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, or result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require notice to or the consent of any third party, or result in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries under, any other instrument, contract or agreement to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except, in the case of clause (ii), (A) the filing with the SEC of (1) the Proxy Statement, and (2) such reports under Section 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business as a foreign corporation, and (C) where such violations, breaches, defaults, terminations, cancellations, accelerations, payments, benefits or liens, or the failure to obtain, make or give such consents, approvals, filings or notices, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or to impair the Company’s ability to consummate the Merger or the other transactions contemplated hereby.

     (d) No Proceedings. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of the Company, threatened litigation or governmental investigation or proceeding as of the date of this Agreement.

     (e) Securities Reports.

          (i) The Company has heretofore made available to Buyer, in the form filed with the SEC, its (w) annual report on Form 10-K for the fiscal year ended December 31, 2003, (x) quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004, (y) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2003, and (z) all other reports or registration statements and all other filings made by the Company with the SEC since January 1, 2003 (collectively, the “SEC Reports”). No SEC Report (including any document incorporated by reference therein), as of its filing date or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any fact required to be satisfied therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and each SEC Report at the time of its filing complied as to form in all material respects with applicable laws and the rules and regulations of the SEC. The Company maintains, and has maintained since the adoption of rules relating thereto, effective “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act). Since December 31, 2000, the Company has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC. Each of the financial statements contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the financial position of the Company as at the respective dates thereof and the results of operations and cash flows and changes in stockholders’ equity of the Company for the periods indicated, subject in the case of quarterly financial statements to normal year-end adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles to the extent permitted by the rules and regulations of the SEC.

          (ii) The Proxy Statement will not, at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information furnished in writing to the Company by Buyer or Acquisition specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     (f) Taxes.

          (i) Each of the Company and its subsidiaries has timely filed or caused to be filed (or received appropriate extensions of time to file) all material federal, state, local, foreign and other tax returns, reports and declarations of estimated tax required to be filed by it before such filings became delinquent, and all such tax returns, reports and declarations of estimated tax are complete and accurate in all material respects.

          (ii) Each of the Company and its subsidiaries has paid or properly accrued for all material federal, state, local and foreign taxes and all other material assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholdings or other similar governmental charges of every kind, character or description, and any interest, penalties or additions to tax imposed thereon (collectively, the “Taxes”), due or claimed by any taxing authority to be due by it, and, as of the date of the Company’s most recent audited balance sheet contained in the SEC Reports delivered prior to the date of this Agreement (the “Balance Sheet”), none of the Company or any of its subsidiaries had any material liability for Taxes (including without limitation any material liability to indemnify or reimburse any other person for Taxes under any tax indemnity, tax allocation or tax sharing agreement) other than as reserved for on the Balance Sheet.

          (iii) All material amounts required to be withheld or collected by the Company or any of its subsidiaries for income taxes, social security taxes, unemployment insurance taxes and other employee withholding taxes have been so withheld or collected and either paid to the appropriate governmental authority or accrued and reserved against and entered upon the books of the Company and its subsidiaries.

          (iv) For federal income tax purposes, all tax years ending on or before December 31, 2000 are closed or the statute of limitations has expired with respect thereto. Section 6.01(f)(iv) of the Disclosure Schedule lists all federal, state, local and foreign tax returns filed with respect to the Company and any of its subsidiaries for taxable periods ended on or after December 31, 2000, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. There is no material action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which the Company or any of its subsidiaries may become liable, and no material claims have been made by any taxing authority of any jurisdiction in which any of the Company or its subsidiaries does not file tax returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. No presently effective waiver of any statute of limitations with respect to any taxable year has been executed by the Company or any of its subsidiaries, there is no presently effective agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes against the Company or any of its subsidiaries, and no presently effective power of attorney granted by the Company or any of its subsidiaries with respect to any tax matters is currently in force.

          (v) No property of the Company or any of its subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

          (vi) Neither the Company nor any of its subsidiaries has made any payment, or is a party to any contract, agreement or arrangement which could obligate it to make any payment, that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

          (vii) Neither the Company nor any of its subsidiaries is a party to any tax indemnity, tax allocation or tax sharing agreement with any party other than the Company or its subsidiaries.

          (viii) Neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, other than a group the common parent of which was the Company or (B) has any liability for taxes of another person (other than the Company or any of its subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign laws), as a transferee or successor, by contract, or otherwise.

          (ix) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (x) Neither the Company nor any of its subsidiaries has distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

          (xi) Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a taxable period ending at or prior to the Effective Time under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed at or prior to the Effective Time; (C) installment sale or open transaction disposition made at or prior to the Effective Time; or (D) prepaid amount received at or prior to the Effective Time.

          (xii) For United States federal income tax purposes, the Company had net operating loss carryforwards as of December 31, 2003. Under United States federal income tax law, as in effect as of the date hereof, these net operating loss carryforwards will not expire before December 31, 2019 and are not subject to limitation under Section 382 of the Code.

     (g) Absence of Changes. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except as disclosed in the SEC Reports filed prior to the date of this Agreement, from June 30, 2004 through the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) any damage, destruction or loss, whether covered by insurance or not, that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (ii) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (iii) any other action or event that would have required the written consent of Buyer pursuant to Section 2.01(c) or 2.01(d) hereof had such action or event occurred after the date of this Agreement.

     (h) Properties.

          (i) The Company and its subsidiaries have good and indefeasible title to all property and assets reflected in the Balance Sheet or acquired by the Company and its subsidiaries after the date of the Balance Sheet (except for inventory, obsolete equipment and real estate not used in or necessary for the operation of their business sold or otherwise disposed of and accounts receivable collected since such date in the ordinary course of business), and have a valid leasehold interest in or other right to use all other property and assets used in their business, free and clear of all mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties or other encumbrances of any kind or character other than (A) liens for Taxes which are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been set aside, (B) mechanic’s, warehousemen’s, materialmen’s, landlord’s or similar liens securing obligations incurred in the ordinary course of business which are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been set aside, (C) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants and other similar rights or restrictions which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties, and (D) existing mortgages, liens and encumbrances disclosed in the Balance Sheet (or in the notes thereto), except where the failure to have such title, leasehold interests or other rights to use, or the existence of such mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties or other encumbrances, has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (ii) All real property owned by the Company and its subsidiaries is listed by address in Section 6.01(h) of the Disclosure Schedule. All leases of real property to which the Company or any of its subsidiaries is a party (whether as landlord or tenant) or by which any of them is bound are valid and binding and in full force and effect, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in default of any of its material obligations under or in respect of any such lease, the result of which default (including if such lease were to terminate based thereon) has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and copies of all such leases in effect on the date hereof have been made available and/or delivered to Buyer and are listed in Section 6.01(h) of the Disclosure Schedule. The real property described in Section 6.01(h) of the Disclosure Schedule as being owned by the Company and its subsidiaries and the real property described in Section 6.01(h) of the Disclosure Schedule as being leased by the Company and its subsidiaries constitute the only real property used by the Company and its subsidiaries in the conduct of their business.

          (iii) The buildings, plants, structures and equipment of the Company and its subsidiaries that are used in the operation of their business (A) are in good operating condition and repair (ordinary wear and tear excepted), except as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (B) to the knowledge of the Company, do not encroach in any material respect upon any property not owned or leased by the Company or its subsidiaries.

          (iv) There is no development, incentive or other agreement with any governmental authority that limits in any material respect the right of the Company or any of its subsidiaries to protest Taxes, establishes minimum Taxes or requires continued business operation at any particular location.

     (i) Contracts. All Contracts (as hereinafter defined) in effect on the date hereof have been delivered to Buyer and are listed in Section 6.01(i) of the Disclosure Schedule. All Contracts are valid and binding and in full force and effect, and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under or in respect of any Contract, the result of which default (including if such Contract were to terminate based thereon) has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As used herein, “Contract” shall mean (x) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and (y) each of the following other agreements or contracts to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound:

          (i) each effective employment agreement, severance agreement, non-competition agreement or assignment of inventions agreement with any employee or former employee of the Company or any of its subsidiaries;

          (ii) each contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, software or other intangible asset (other than non-negotiated licenses of generally available commercial software);

          (iii) each loan agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or under which any note, bond or other evidence of indebtedness has been issued and remains outstanding, each guaranty, indemnification or assumption agreement, and each contract to reimburse any maker of a letter of credit or banker’s acceptance;

          (iv) each mortgage, contract for deed, security agreement, conditional sales contract, financing, “synthetic” or capitalized lease, or similar agreement that effectively creates a lien on any assets of Company or any of its subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease or similar agreement which creates a lien only on tangible personal property and the unpaid obligations of the Company or any of its subsidiaries under which are $50,000 or less);

          (v) each contract restricting the Company or any of its subsidiaries in any material respect from engaging in business or from competing with any other persons;

          (vi) each plan of reorganization;

          (vii) each partnership or joint venture agreement;

          (viii) each collective bargaining agreement or other agreement with any labor union or association representing employees of the Company or any of its subsidiaries;

          (ix) each agreement for the purchase or sale of products or services under which the undelivered balance of such products or services has a price in excess of $50,000, or which includes provisions granting a purchaser of products and services from the Company rights to price adjustments or price protection based upon the price at which the Company offers or sells products or services to other purchasers;

          (x) each agreement with any dealer, distributor, sales representative or broker;

          (xi) each franchise agreement;

          (xii) each agreement for capital expenditures the unpaid obligations of the Company or any of its subsidiaries under which exceed $50,000;

          (xiii) each lease of tangible personal property the unpaid obligations of the Company or any subsidiary under which exceed $50,000;

          (xiv) each agreement for the purchase or sale of any business, division or subsidiary by or to the Company or any of its subsidiaries not yet consummated or under which the Company or any of its subsidiaries has any continuing indemnification obligations;

          (xv) each agreement with any officer or director of the Company or any of its subsidiaries, any beneficial owner of five percent or more of the outstanding Company Common Stock, any ascendant, descendent, sibling or spouse of any such officer, director or beneficial owner, or any trust, partnership, corporation or other entity in which any of such persons has at least a five percent equity interest (collectively, “Associates”);

          (xvi) each option, right of first refusal or right of first offer with respect to the sale, purchase or leasing of any real property;

          (xvii) each agreement entered into other than in the ordinary course of business; and

          (xviii) each agreement in which the aggregate unpaid amount to be paid or received by the Company or any of its subsidiaries exceeds $100,000.

     (j) Intellectual Property. Section 6.01(j) of the Disclosure Schedule sets forth a true and correct list of all material patents, trademarks, trade names, service marks, copyrights and domain names, and applications and registrations therefor, which are held by the Company or any of its subsidiaries, and all software owned by the Company or any of its subsidiaries that is material to the conduct of their business (other than generally available commercial software) (collectively, the “Owned Intellectual Property”). No patents, trademarks, trade names, service marks, copyrights or software are used by the Company or any of its subsidiaries in the conduct of their business, except the Owned Intellectual Property or as licensed pursuant to licenses listed in Section 6.01(i)(ii) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 6.01(i)(ii) of this Agreement (the “Licensed Intellectual Property”). To the knowledge of the Company, the operation by the Company and its subsidiaries of their business has not infringed in any material respect on any patent, trademark, trade name, service mark, copyright or other intellectual property right of any other person, and none of the Company or its subsidiaries has made use of any invention, process, technique, confidential information, or other trade secret in violation in any material respect of the rights of any other person, and the Company has no knowledge of any allegations by any other person to the contrary. The Company has no knowledge of any pending patent, trademark, trade name, service mark or copyright application of any other person which, if issued or registered, would be infringed upon by the operations of the Company or any of its subsidiaries, in each case in a way which is reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, no other person is infringing in any respect upon the Owned Intellectual Property or the Licensed Intellectual Property or is making use of any invention, process, technique, confidential information, or other trade secret in violation of the rights of any of the Company or its subsidiaries, nor would any other person be infringing in any respect upon any pending patent, trademark, trade name, service mark or copyright application of the Company or any of its subsidiaries in the event that any of the foregoing becomes registered or issued, in any case in a way which has had or is reasonably likely to have a Material Adverse Effect. The Company and its subsidiaries have taken all steps reasonably required to maintain the Owned Intellectual Property and, to the knowledge of the Company, the licensor thereof has taken all steps reasonably required to maintain the Licensed Intellectual Property, including timely payment of all fees and timely filing of all documents required under intellectual property laws and regulations, except where the failure to timely pay such fees or timely file such documents has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, none of the Company or its subsidiaries or any licensor or licensee thereof has used or enforced, or failed to use or enforce, any of the Owned Intellectual Property or the Licensed Intellectual Property in any manner which is reasonably likely to limit its validity or result in its invalidity, or has received any notice that any of the Owned Intellectual Property or the Licensed Intellectual Property has been declared unenforceable or otherwise invalid by any governmental entity, except where such invalidity or unenforceability has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. No employees of the Company or any of its subsidiaries have any rights with respect to any of the Owned Intellectual Property.

     (k) Undisclosed Liabilities. There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities disclosed or set forth in the SEC Reports filed prior to the date of this Agreement, (ii) liabilities incurred in the ordinary course of business since June 30, 2004, provided that the existence of any such liability does not otherwise constitute a misrepresentation under this Agreement, (iii) liabilities that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, provided that the existence of any such liability does not otherwise constitute a misrepresentation under this Agreement, (iv) liabilities under, or required to be incurred under, this Agreement, and (v) liabilities (other than those in default) under contracts and agreements set forth in Section 6.01(h) or 6.01(i) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 6.01(h) or 6.01(i) of this Agreement.

     (l) Litigation. There are no claims (including product liability claims), litigation, arbitrations, administrative proceedings, abatement orders or investigations of any kind pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of their respective officers, employees or directors in connection with the business or affairs of the Company or any of its subsidiaries, which, if decided adversely to the Company, such subsidiary, or such officer, employee or director, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas or civil investigative demands or awards against the Company or any of its subsidiaries that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (m) Compliance with Laws. Each of the Company and its subsidiaries has complied with, and is not in default under or in violation of, any laws, ordinances, regulations or other governmental restrictions, orders, judgments or decrees applicable to it or its properties or assets, except where such conflicts, defaults or violations have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and the Company has no knowledge of any allegations by any governmental authority or private persons to the contrary.

     (n) Licenses and Permits. Each of the Company and its subsidiaries has in full force and effect all licenses, franchises, permits and other governmental authorizations necessary to permit it to lawfully conduct its business in the manner presently conducted and to own and use its properties and assets in the manner presently owned and used, and neither the Company nor any of its subsidiaries is in violation of any such license, franchise, permit or other governmental authorization, except where the failure to have in full force and effect any such license, franchise, permit or authorization or the existence of any such violation has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. All material licenses, franchises, permits and other governmental authorizations in effect on the date hereof are listed in Section 6.01(n) of the Disclosure Schedule. No such material license, franchise, permit or other governmental authorization will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement, except to the extent any such termination or lapse is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (o) Brokers; Finders. Except for the fees of Robert W. Baird & Co. Incorporated as financial advisor to the Company, all of which fees the Company agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries, or Buyer or Acquisition, to pay such claim. The Company has delivered to Buyer a true and correct copy of all agreements under which any fees or other remuneration are due from the Company or any of its subsidiaries to Robert W. Baird & Co. Incorporated in connection with the performance of its services as such financial advisor.

     (p) Employee Plans. Except as disclosed in the Disclosure Schedule:

          (i) Each employee pension benefit plan (“Pension Plan”), as such term is defined in Section 3 of ERISA, each employee welfare benefit plan (“Welfare Plan”), as such term is defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other employee benefit plan, agreement, commitment or arrangement which is maintained by the Company or any of its Affiliates (as hereinafter defined), or to which the Company or any of its Affiliates contributes or is under any obligation to contribute, or with respect to which the Company or any of its Affiliates has any liability (whether current or contingent) (each, an “Employee

Plan” and collectively, the “Employee Plans”) has been delivered to Buyer and is listed in Section 6.01(p) of the Disclosure Schedule. In addition, copies of the most recent determination letter issued by the Internal Revenue Service and, if applicable, the most recent actuarial reports or valuations with respect to each Pension Plan, copies of the most recent summary plan description for each Pension Plan and each Welfare Plan (including any summary of material modifications), copies of any trust agreement, insurance contract or other funding or investment arrangements for the benefits under each Pension Plan and each Welfare Plan, copies of any administrative service agreement, investment management agreement or similar agreement for each Pension Plan and each Welfare Plan, and copies of the annual reports (Form 5500 Series) required to be filed with any governmental agency for each Pension Plan and each Welfare Plan for the three most recent plan years of each such plan, have been delivered to Buyer.

          (ii) Each of the Company and its Affiliates has made on a timely basis all contributions or payments required to be made by it pursuant to the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans.

          (iii) Except in any case as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan (and any related trust or other funding instrument) has been administered in all respects in compliance with its terms and in both form and operation is in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations, and all reports required to be filed with any government agency with respect to each Pension Plan and each Welfare Plan have been timely filed.

          (iv) Each Pension Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that covers all legislation commonly known as “GUST” (or the plan is maintained on a prototype plan document that has an opinion letter issued by the Internal Revenue Service that covers GUST), and the Company has no knowledge of facts that could cause the Internal Revenue Service to disqualify any Pension Plan which is intended to be a tax-qualified plan under Section 401(a) of the Code.

          (v) There are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates has ever been under an obligation to contribute which, if decided adversely to the Company or any of its Affiliates, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (vi) Neither the Company nor any of its Affiliates, nor any fiduciary or party-in-interest (who is an employee of either the Company or an Affiliate) with respect to any Employee Plan that is subject to Title I, Subtitle B, Part 4 of ERISA, or subject to Section 4975 of the Code, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any “prohibited transaction” described in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code).

          (vii) Neither the Company nor any if its Affiliates has any liability for any excise tax imposed by the Code or ERISA with respect to any Employee Plan which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (viii) Neither the Company nor any of its Affiliates has been a sponsor of, contributed to, or been under an obligation to contribute to any “multiemployer plan”, as such term is defined in Section 3(37) of ERISA, within the six years prior to this Agreement.

          (ix) Neither the Company nor any of its Affiliates has been a sponsor of, contributed to, or been under an obligation to contribute to any Pension Plan that is or was subject to the funding requirements of Title I, Subtitle B, Part 3 of ERISA, or to the requirements of Title IV of ERISA, within the six years prior to this Agreement.

          (x) Except as provided for in this Agreement, neither the Company nor any of its Affiliates is a party to any oral or written (A) agreement with any director, officer or other employee of, or consultant or contractor with respect to, the Company or any of its Affiliates the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or (B) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (xi) No Employee Plan provides health, dental or life insurance benefits to any employee of the Company or an Affiliate, or any dependent of such an employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or any similar state law.

          (xii) Neither the Company nor any Affiliate is under any obligation to continue any Employee Plan for any specified period with respect to any employee, and there are no restrictions of any sort imposed on the ability of the Company or any Affiliate to amend or terminate any Employee Plan, except restrictions imposed by statute or regulations under ERISA or the Code, or applicable state law.

          (xiii) For purposes of this Section 6.01(p), the term “Affiliate” means any entity that is required to be treated as one employer with the Company under Sections 414(b),

(c), (m) or (o). All references to an Affiliate mean a current Affiliate of the Company, except in paragraphs (vii) and (viii) where Affiliate means any Affiliate during the period of time referenced therein.

     (q) Labor Matters. There are no existing, and since January 1, 2002 have not been any, labor strikes, walkouts, work stoppages, slowdowns or lockouts involving the Company or any of its subsidiaries, nor are there any other existing labor disputes or disturbances involving the Company or any of its subsidiaries which in each case has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The employees of the Company and its subsidiaries are not represented by any union or association, and there are no pending or, to the Company’s knowledge, threatened representational questions concerning the employees of the Company or its subsidiaries.

     (r) Environmental. Except as set forth in Section 6.01(r) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

          (i) To the knowledge of the Company, neither the Company nor any of its subsidiaries has received written notice of, or, is subject to, any pending or threatened action, cause of action, claim or investigation alleging liability under or non-compliance with any applicable federal, state or local laws or regulations relating to pollution or the protection of human health or the environment (“Environmental Laws”), except for such actions, causes of action, claims or investigations which, individually or in the aggregate, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (ii) Neither of the Company nor any of its subsidiaries has been identified as a potentially responsible party at a site listed in the National Priorities List.

          (iii) To the knowledge of the Company, no real property currently owned, leased or operated by the Company or any of its subsidiaries (collectively, the “Current Property”) or real property formerly owned, leased or operated by the Company or any of its subsidiaries (collectively, the “Former Property”) is or ever has been used by the Company or any of its subsidiaries for the storage, disposal, or treatment of any Hazardous Materials as such term is defined in the Resource Conservation and Recovery Act (“RCRA”), in such a manner as to require a permit under Section 3005 of RCRA, 42 U.S.C. §6925.

          (iv) To the knowledge of the Company, there are no friable asbestos-containing materials or polychlorinated biphenyls (PCBs) located on any of the Current Property in such form, quantities or condition so as to create any material liability or obligation of the Company or any of its subsidiaries under any Environmental Laws.

     (s) Customers. Section 6.01(s) of the Disclosure Schedule lists the names and addresses of the ten largest customers (by dollar volume, indicating the same) of the Company and its subsidiaries, taken as a whole, for the 12-month period commencing July 1, 2003 and ending on June 30, 2004. Except for cancellations or modifications which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, no such customer of the Company or any of its subsidiaries listed on Section 6.01(s) of the Disclosure Schedule has canceled, or otherwise so modified in a manner adverse to the Company and its subsidiaries, taken as a whole, or given notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries.

     (t) Insurance. Section 6.01(t) of the Disclosure Schedule contains a list of all insurance policies maintained by the Company and its subsidiaries, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect, all premiums required to have been paid with respect thereto have been paid, no notice of cancellation in respect thereof has been received and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.

     (u) Bank Accounts. Section 6.01(u) of the Disclosure Schedule sets forth a list of (i) each account or safe deposit box maintained by the Company or any of its subsidiaries with any bank or other financial institution, and (ii) the names of all persons authorized to draw thereon or have access thereto.

     (v) Delaware Law Section 203. All necessary approvals have been granted by the Board of Directors of the Company under Section 203 of the Delaware Law so that none of the execution of the Voting Agreement, the granting of the Irrevocable Proxy or any acquisition of beneficial ownership of Company Common Stock by Buyer, Acquisition or any of Buyer’s other affiliates after the execution of this Agreement will limit, delay or impair the consummation of the Merger or any other transaction with the Company or any of its subsidiaries by Buyer, Acquisition or any of Buyer’s other affiliates pursuant to Section 203 of the Delaware Law.

     (w) Stockholder Voting Requirement. The only stockholder vote necessary to consummate the Merger under the Delaware Law and the Company’s Certificate of Incorporation and By-Laws is the affirmative vote of the holders of a majority of the Company Common Stock.

     (x) Associate Transactions. Except as set forth in Section 6.01(x) of the Disclosure Schedule, no Associate (i) purchases from or sells or furnishes to the Company or any of its subsidiaries any material goods or services, (ii) owns, leases or licenses any real or material personal property that is used by the Company or any of its subsidiaries, or (iii) is a party to any contract or agreement for joint purchases or sales of any material goods or services with the Company or any of its subsidiaries.

     (y) Fairness Opinion. The Board of Directors of the Company has received a written opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of this

Agreement, the $2.34 per share of Company Common Stock to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.

     (z) Unlawful or Undisclosed Payments. Neither the Company nor any of its subsidiaries, nor anyone acting on their behalf, has made any material payments or otherwise provided any material benefits, direct or indirect, to any customer, supplier, governmental authority or other person, or any employee or agent thereof, for the purpose of acquiring purchase or sales relationships, licenses, franchises, permits or other governmental authorizations, or for any other purpose, that are unlawful in any material respect.

     (aa) Books and Records; Internal Controls. The Company and its subsidiaries maintain a system of internal controls for financial reporting sufficient to provide reasonable assurance (i) that records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of their assets; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that their receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and (iii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of their assets that could have a material effect on the Company’s financial statements.

     (bb) Marketable Investments. Section 6.01(bb) of the Disclosure Schedule lists by amount and type each available-for-sale security owned by the Company or its subsidiaries as of a recent date. There are no restrictions of any kind which prevent or restrict the sale of such available-for-sale securities.

     (cc) Recommendations of Boards of Directors. The Board of Directors of the Company, by resolution adopted by vote of at least a majority of the Board of Directors of the Company (which resolutions have not been rescinded or amended) at a meeting duly called and held, at which a quorum was present and acting throughout, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of, the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated by this Agreement, which approval has not been rescinded or modified, (iii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company, and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for consideration in accordance with the terms of this Agreement.

     6.02 Representations and Warranties of Buyer and Acquisition. Each of Buyer and Acquisition, jointly and severally, represents and warrants to the Company, and its successors and assigns, as follows:

     (a) Corporate Organization. Each of Buyer and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Buyer and Acquisition is incorporated in Delaware. Buyer has prior to the date hereof delivered to the Company a certified copy of the respective Certificate of Incorporation and By-Laws of Buyer and Acquisition. Each such copy is complete and correct.

     (b) Authority. Each of Buyer and Acquisition has the corporate power to execute this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and Acquisition have been duly and effectively authorized by the respective Boards of Directors of such corporations, and by Buyer as the sole stockholder of Acquisition, and no further corporate action is necessary on the part of Buyer or Acquisition to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition and, assuming the accuracy of the representations and warranties of the Company set forth in Section 6.01(c) hereof, constitutes a valid and binding agreement of Buyer and Acquisition, enforceable against Buyer and Acquisition in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity). Notwithstanding anything stated herein, the consummation of the Merger is subject to the satisfaction of the conditions set forth in Section 3.01 hereof. Neither the execution and delivery of this Agreement by Buyer and Acquisition, nor the consummation by Buyer or Acquisition of the transactions contemplated hereby, (i) will conflict with or result in a breach of the Certificate of Incorporation or By-Laws, as currently in effect, of Buyer or Acquisition, or (ii) require the consent or approval of, or filing with, any governmental authority having jurisdiction over any of the business or assets of Buyer or Acquisition, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Acquisition or any of their properties or assets, or result in a breach of or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, or require notice to or the consent of any third party under, any other instrument, contract or agreement to which Buyer or Acquisition is a party or by which any of them or any of the properties or assets of any of them may be bound, except, in the case of clause (ii), (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (B) where such violations, breaches or defaults, or the failure to obtain, make or give such consents, approvals, filings or notices, would not, individually or in the aggregate, be reasonably likely to impair Buyer’s or Acquisition’s ability to consummate the Merger or the other transactions contemplated hereby.

     (c) No Proceedings. Neither the execution and delivery of this Agreement by Buyer or Acquisition, nor the consummation by Buyer or Acquisition of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of Buyer or Acquisition, threatened litigation or governmental investigation or proceeding as of the date of this Agreement.

     (d) Finders; Brokers. There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of Buyer or Acquisition, obligating the Company, Buyer or Acquisition to pay such claim.

     (e) Financing. Buyer has sufficient cash available to pay the Merger Consideration for all shares of Company Common Stock.

     (f) Proxy Statement. None of the information supplied or to be supplied in writing by Buyer or Acquisition specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

ARTICLE VII

MISCELLANEOUS PROVISIONS

     7.01 Directors’ and Officers’ Indemnification. (a) From and after the Effective Time, Buyer will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, expense advancement and exculpation provisions in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) under the Certificate of Incorporation or Bylaws of the Company and any agreement between an Indemnified Party and the Company or a subsidiary of the Company as in effect as of the date hereof that is listed in Section 7.01(a) of the Disclosure Schedule.

     (b) For a period of three (3) years following the expiration or termination of the current policy of directors’ and officers’ liability insurance maintained by the Company, Buyer will cause the Surviving Corporation to maintain in effect policies equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company covering those persons who are currently covered by such policies; provided, however, that the Surviving Corporation will not be required to pay more than an aggregate of $325,000 in total premiums (the “Premium Cap”) on such insurance policies and provided, further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of the Premium Cap) Buyer shall nevertheless be obligated to provide such coverage as may be obtained for the Premium Cap.

     (c) This Section 7.01 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Buyer and the Surviving Corporation and its successors and assigns. In the event Buyer or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each case, proper provision shall be made so that the successor and assign of Buyer or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Buyer or the Surviving Corporation, as the case may be, in this Section 7.01.

     7.02 Termination of Representations, Warranties, Obligations, Covenants and Agreements. The respective representations, warranties, obligations, covenants and agreements of the parties hereto, except for the obligations of Buyer and Acquisition pursuant to Sections 1.06, 1.07 and 1.09 hereof, and the obligations pursuant to Section 7.01 hereof, shall not survive the effectiveness of the Merger and shall terminate and be of no further force or effect at the Effective Time.

     7.03 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Company, Buyer and Acquisition at any time prior to the Effective Time with respect to any of the terms contained herein, except that, after the meeting of stockholders contemplated by Section 2.02(a) hereof, the price per share to be paid pursuant to this Agreement to the holders of Company Common Stock shall in no event be decreased and the form of consideration to be received by the holders of Company Common Stock in the Merger shall in no event be altered without the approval of such holders.

     7.04 Waiver of Compliance; Consents. Any failure of Buyer or Acquisition, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 3.01(b)and 3.02(b) of this Agreement) may be waived in writing by the Company or by Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.04.

     7.05 Termination Fee.

     (a) Except as otherwise provided below in this Section 7.05, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

     (b) If this Agreement is terminated pursuant to Section 5.01(e) or 5.01(f)(i) hereof, then the Company shall, prior to or simultaneously with such termination, pay Buyer a fee in immediately available funds of $1,000,000 (a “Termination Fee”).

     (c) If (i) this Agreement is terminated by the Company or Buyer pursuant to Section 5.01(b) hereof or Section 5.01(c)(ii) hereof or by Buyer pursuant to Section 5.01(c)(i) hereof (provided in the case of a termination pursuant to Section 5.01(c)(i) that such termination is as a result of a material breach by the Company of any representations, warranties or covenants contained in this Agreement or the failure of the condition set forth in Section 3.01(f) of this Agreement to be satisfied), and (ii) an Acquisition Proposal has been made or publicly announced prior to such termination and (iii) within nine months after such termination the Company or any of its subsidiaries enters into a definitive agreement for, or consummates an Acquisition Proposal (whether or not involving such person or group), then the Company shall on the next business day following the Company or any of its subsidiaries entering into such definitive agreement for or consummating (as the case may be) such Acquisition Proposal, pay to Buyer the Termination Fee. In no event shall more than one Termination Fee be payable under this Section 7.05.

     7.06 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     7.07 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express courier service, effective one business day after delivery to such courier, or by registered or certified mail (postage prepaid and return receipt requested), effective when received or three business days after the mailing, whichever occurs first, or by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as shall be specified by like notice):

     (a)   If to Buyer or Acquisition, to it c/o:

Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, Minnesota 55402
Attention: General Counsel
Fax No.: (612) 758-5201

     with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Steven C. Kennedy
Fax No.: (612) 766-1600

     (b)   If to the Company, to it at:

Braun Consulting, Inc.
20 West Kinzie Street
Suite 1500
Chicago, Illinois 60610
Attention: Gregory A. Ostendorf
Fax No.: (312) 984-7375

     with a copy to:

Locke Liddell & Sapp LLP
3400 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Attention: David F. Taylor
Fax No.: (713) 223-3717

     7.08 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties (except that Acquisition may assign to any other direct or indirect wholly-owned subsidiary of Buyer any and all rights and obligations of Acquisition under this Agreement, provided that any such assignment will not relieve Buyer or Acquisition from any of its obligations under this Agreement), and, except as expressly set forth in Article I hereof, or in Section 7.01 hereof with respect to Indemnified Parties, this Agreement is not intended to confer upon any person except the parties hereto any rights or remedies hereunder.

     7.09 Interpretation. As used in this Agreement, unless otherwise expressly defined herein, (a) the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an incorporated organization and a government or any department or agency thereof; (b) the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; (c) the term “subsidiary” of any specified person shall mean any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such specified person; (d) the term “wholly-owned subsidiary” of any specified person shall mean any subsidiary of such specified person all of the outstanding capital stock or other equity securities of which are directly or indirectly owned by such specified person; (e) the term “business day” shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States; and (f) the term “knowledge” or any similar term shall mean the actual knowledge, after due inquiry, of any one or more of the persons listed in Section 7.09 of the Disclosure Schedule.

     7.10 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws rules. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transaction contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

     7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.12 Headings. The article and section headings and table of contents contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     7.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Prior to the termination of this Agreement in accordance with its terms, the absence of a vote, approval or adoption by the stockholders of the Company will not render invalid or inoperative any provision hereof not specifically required to be contained in the plan of merger to be approved by such stockholders pursuant to the applicable provisions of the Delaware Law.

     7.14 Enforcement. The parties hereto agree that legal damages would be inadequate and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without the posting of any bond or security), such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     7.15 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, together with the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or in the Confidentiality Agreement, in respect of such subject matter. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except for the Confidentiality Agreement.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

BRAUN CONSULTING, INC.
By	/s/ Steven J. Bruan
Its President and Chief Executive Officer
(the Company)

FAIR ISAAC CORPORATION
By	/s/ Thomas G. Grudnowski
Its CEO
(Buyer)

HSR ACQUISITION, INC.
By	/s/ Thomas G. Grudnowski
Its CEO
(Acquisition)

[signature page to Agreement and Plan of Merger]